Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of Permanent Portfolio Family of Funds, Inc. and to the use of our report, dated March 25, 2011, on the financial statements and financial highlights of the Permanent Portfolio, the Short-Term Treasury Portfolio, the Versatile Bond Portfolio, and the Aggressive Growth Portfolio, each a series of shares of Permanent Portfolio Family of Funds, Inc.  Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference in the Registration Statement.

                                                                        /s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 27, 2011